Polaris Announces Executive Vice President of Global Operations and Chief Technology Officer Ken Pucel to Retire; Realignment to Deepen Connection with Strategy and Global Business Unit Structure

MINNEAPOLIS, MN – (January 11, 2024) – Polaris Inc. (NYSE: PII) today announced Executive Vice President (EVP) of Global Operations and Chief Technology Officer (CTO) Ken Pucel has announced his intention to retire in April, following a notable nine-year career with Polaris.

“Ken has been an instrumental leader, operational advisor and trusted colleague during his career with Polaris,” said Mike Speetzen, Polaris CEO. “I am grateful for the impactful contributions he has made to our organization, from improving our safety performance; to enhancing the capabilities of our global operations, innovation, and Product Development processes; to navigating the unprecedented complexity of our supply chain and logistics throughout the global pandemic. His laser focus on quality and passion for the industry has helped Polaris raise the bar for quality, performance, and innovation. Ken has built a strong foundation that leaves us well-positioned for continued growth and operational excellence well into the future. Under his leadership, we are situated to take the next step in our evolution to become a more business-unit oriented, customer-focused organization.”

Pucel joined Polaris in 2014 as EVP of Operations, Engineering, and Lean, and was named CTO in 2022. During his tenure, he was responsible for the global growth and expansion of the Company’s operations. Pucel oversaw the Company’s efforts to enhance its Lean capabilities, refine its supplier and logistics operations, and invest in its safety, quality, and operational processes.

By design, Polaris is elevating and expanding the roles of the following leaders to continue delivering on its long-term strategy, drive profitable growth, and more closely align operations and engineering teams into its Global Business Units:
•To continue advancing Polaris’ commitment to Rider-Driven Innovation, Polaris’ Vice President of Off Road Engineering Tony Kinsman has been appointed CTO, in addition to his current responsibilities. In this expanded role, Kinsman will oversee the continued advancement of Polaris’ central engineering capabilities and technology development, while driving increased integration between Polaris' engineering teams. He will dual report to Speetzen and Steve Menneto, president of Off Road. A 20-year veteran with the Company, Kinsman has a keen understanding of Polaris, along with extensive technical and leadership expertise, having spent his career in various Off Road and Central Engineering roles focused on vehicle design, development, and technology integration.
•To reinforce the Company’s commitment to Agile & Efficient Operations, Polaris’ Sourcing and Logistics teams will move under Marc Suarez, vice president of Polaris Off Road Operations. Given the complex and dynamic nature of the procurement and logistics environments, Suarez will be responsible for driving deeper alignment between Polaris’ business teams and its strategic sourcing and logistics plans. He will continue to report to Menneto. With more than 25 years of operations experience, he is an experienced leader with a strong track record of success, who previously held key leadership roles at Daikin, United Technologies, Easton Bell Sports, and Whirlpool.
•To support critical centralized needs and continue its commitment to Lean and quality across the enterprise, Polaris is naming Doug Adrian as vice president of Quality & Operational Excellence and will report to Speetzen. He will lead critical centralized areas of focus, including quality, central manufacturing, employee health and safety, Lean, and indirect sourcing. Adrian brings more than 25 years of experience in operations, quality, and process development. He joined Polaris in 2020, most recently serving as vice president and general manager of Godfrey and Hurricane within the Polaris Marine segment.

“Tony, Doug, and Marc are recognized leaders who will bring a wealth of understanding and experience to these roles. Building on the path that Ken laid out, now is the natural time to continue the progress of our organization evolution and transition several areas of formerly centralized operations closer to key stakeholders that can drive impactful decisions, while maintaining important cross-company teams that foster cohesion in critical areas across our businesses," said Speetzen.

To support these leaders in their new and expanded roles, Pucel will transition into a strategic advisor role until he officially retires in April 2024. The aforementioned organizational changes are effective immediately.

About Polaris
As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. Polaris’ high-quality product line-up includes the RANGER®, RZR®, Polaris XPEDITION®, and GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; military and commercial off-road vehicles; snowmobiles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; Aixam quadricycles; Goupil electric vehicles; and pontoon and deck boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with a robust portfolio of parts, garments, and accessories. Headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

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MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
JC Weigelt
Polaris Inc.
phone: 763-542-0525
JC.Weigelt@polaris.com

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